Exhibit 1 (iv)
                            MANAGED SERIES TRUST

                              Amendment No. 4
                            DECLARATION OF TRUST
                          dated November 15, 1994

     THIS Declaration of Trust is amended as follows:

     Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

          Section 5.  Establishment and Designation of Series or Class.

          Without limiting the authority of the Trustees set forth in
          Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

          Federated Managed Aggressive Growth Fund
               Institutional Shares
               Select Shares
          Federated Managed Growth and Income Fund
               Institutional Shares
               Select Shares
          Federated Managed Growth Fund
               Institutional Shares
               Select Shares
          Federated Managed Income Fund
               Institutional Shares
               Select Shares

        The undersigned Assistant Secretary of Managed Series Trust hereby certifies that the above stated Amendment is true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees of the Trust as of the 30th day of June, 1995.

        WITNESS the due execution hereof this 30th day of June, 1995.

                                                    /s/ G. Andrew Bonnewell
                                                        G. Andrew Bonnewell